                                                                    Exhibit 99
REPUBLIC INDUSTRIES, INC.


                                                200 East Las Olas Boulevard
                                                Suite 1400
                                                Fort Lauderdale, Florida 33301
                                                954-627-6000
                                                954-779-3884 FAX


FOR IMMEDIATE RELEASE                  CONTACT: J. RONALD CASTELL
- ---------------------                           Republic Industries, Inc.
                                                (954) 627-6000

                                                HOWARD P. BERKOWITZ
                                                Addington Resources, Inc.
                                                (212) 664-0990



                     REPUBLIC INDUSTRIES, INC. TO ACQUIRE
                          ADDINGTON RESOURCES, INC.


        Ft. Lauderdale, Florida (May 31, 1996)--Republic Industries, Inc. (NASDAQ:RWIN) and Addington Resources, Inc. (NASDAQ:ADDR) today announced that they had reached an agreement in principle for Republic to acquire Addington in a merger transaction in which each outstanding share of Addington Common Stock would be converted into the right to receive 0.45 of a share of Republic Common Stock.


        The proposed transaction, which will be accounted for on a pooling of interests basis, is subject to customary terms and conditions, including the negotiation and execution of a definitive agreement, completion of due diligence, approval by the Boards of Directors of each of the companies, approval by the stockholders of Addington, receipt of fairness opinions and receipt of regulatory approvals.

        Addington's largest stockholders, HPB Associates, L.P., and Larry, Robert and Bruce Addington, who collectively own approximately 45% of Addington's outstanding common stock, have agreed to vote their shares in favor of the merger transaction, and upon execution of the definitive merger agreement each will deliver to Republic their irrevocable proxies.

        H. Wayne Huizenga, Chairman and Chief Executive Officer of Republic, stated "We are pleased to be combining Addington's strong landfill operations with our growing solid waste operations. In addition to Addington's operations, we are pleased Addington's experienced management team will be joining Republic."

        Howard P. Berkowitz, Chairman of Addington, stated "We look forward to combining our company with Republic, which not only has rapidly expanding environmental operations of its own, but also has exciting prospects with its proposed acquisition of AutoNation Incorporated and its growing electronic security services business."